Exhibit 99.1

S&P Global Announces Pricing of Senior Notes

NEW YORK, September 19, 2016—S&P Global Inc. (NYSE: SPGI) today announced the pricing of its offering of $500 million in aggregate principal amount of senior notes due 2027 (the “notes”) in a private placement transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on September 22, 2016, subject to customary closing conditions.

The notes will bear interest at a rate of 2.95% per annum and will pay interest semi-annually in cash in arrears on January 22 and July 22 of each year, beginning on January 22, 2017. The notes will mature on January 22, 2027. The notes will be guaranteed by S&P Global’s subsidiary Standard & Poor’s Financial Services LLC. S&P Global intends to use the net proceeds of this offering to fund all or a portion of the redemption of the outstanding $400 million aggregate principal amount of its 5.900% Senior Notes due 2017, and the balance for general corporate purposes. The foregoing does not constitute a notice of redemption for the Company’s 5.900% Senior Notes due 2017. No assurance is given that a notice of redemption for the 5.900% Senior Notes due 2017 will be given or that such securities will be redeemed.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The notes are being offered and sold to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions outside the United States in accordance with Regulation S under the Securities Act. The notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

About S&P Global: S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. S&P Global’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•	the failure to successfully close the offering of notes announced herein;

•	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

•	worldwide economic, financial, political and regulatory conditions, including economic conditions and regulatory changes that may result from the United Kingdom’s likely exit from the European Union;

•	the rapidly evolving regulatory environment, in the United States and abroad, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, and S&P Global Market Intelligence, including new and amended regulations and our compliance therewith;

•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

•	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

•	the demand and market for credit ratings in and across the sectors and geographies where we operate;

•	concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

•	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

•	consolidation in our end-customer markets;

•	the impact of cost-cutting pressures across the financial services industry;

•	a decline in the demand for credit risk management tools by financial institutions;

•	the level of merger and acquisition activity in the United States and abroad;

•	the volatility of the energy marketplace;

•	the health of the commodities markets;

•	the impact of cost-cutting pressures and reduced trading in oil and other commodities markets;

•	our ability to incentivize and retain key employees;

•	our ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or improper disclosure of confidential information or data;

•	our ability to successfully recover should we experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

•	changes in applicable tax or accounting requirements;

•	the level of our future cash flows and capital investments;

•	the impact on our revenue and net income caused by fluctuations in foreign currency exchange rates; and

•	our exposure to potential criminal sanctions or civil penalties if we fail to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which we operate, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. We and our subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the our businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in our filings with the SEC, including the “Risk Factors” section in the our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Report on Form 10-Q.

Contacts:

Chip Merritt

Vice President, Investor Relations

(212) 438-4321 (office)

chip.merritt@spglobal.com

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 438-1247 (office)

jason.feuchtwanger@spglobal.com